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DUKE ENERGY CORPORATION
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1 Glass Lewis Presentation April 21, 2014 Speakers Lynn J. Good, Vice Chairman, President and Chief Executive Officer Philip R. Sharp, Chair, Regulatory Policy and Operations Committee of the Board of Directors Julie S. Janson, Executive Vice President, Chief Legal Officer and Corporate Secretary

2 Safe Harbor Statement Some of the statements in this document concerning future company performance will be forward-looking within the meanings of the securities laws. Actual performance may materially differ from that which is discussed in these forward-looking statements, and you should refer to the additional information contained in Duke Energy’s 2013 Form 10-K filed with the SEC and our other SEC filings concerning factors that could cause performance to be different than contemplated in today's discussion.

3 Dan River Incident What happened at the Dan River was an accident and it is one for which Duke has taken responsibility. On Feb. 2, 2014, a break in a storm water pipe beneath Duke’s retired Dan River Steam Station’s primary ash pond was discovered, leaking coal ash and water from the ash basin into the Dan River.

4 Duke Response Duke permanently plugged the storm water pipe and stopped the release of ash into the river We immediately mobilized resources to address the situation – over a period of several days, hundreds of our people worked around the clock. Total cleanup costs of Dan River: Duke has incurred approximately $15 million in costs for the quarter ended March 31, 2014 Total costs for Dan River are not expected to be material

5 Regulatory Policy and Operations Committee Formed in July 2012, following the merger of Duke and Progress Provides oversight of Duke’s regulatory strategy and environmental, health and safety issues, as well as public policies and practices Has been actively involved in the oversight of the Company’s response to the Dan River incident and development of a comprehensive ash management plan Meets regularly: 6 meetings in 2013 7 committee members, 4 of whom joined in January, 2014: Philip R. Sharp, Chairperson1 Joined committee in 2012 William Barnet, III1 Joined committee in 2012 G. Alex Bernhardt, Sr.2 Joined committee in January 2014 John T. Herron Joined committee in January 2014 James B. Hyler, Jr. 2 Joined committee in January 2014 James T. Rhodes 2 Joined committee in January 2014 Carlos A. Saladrigas 2 Joined committee in 2012 The Committee has the requisite skills and experience to provide effective oversight over the Company’s response and ash management plan, including: energy industry, financial, political, regulatory and risk management 1 Retiring at 2014 Annual Meeting in the normal course per Duke’s standing director retirement policy 2 Targeted by CalPERS and NYC Pension Funds

6 The Committee has extensive nuclear experience directly translatable to risk analysis, safety priority, environmental issues Bernhardt: Nuclear expertise based on his long-standing membership on Nuclear Oversight Committee (NOC) Familiar with the business environment in the Carolinas service territory Knowledge of environmental and water quality issues in North Carolina and the region through membership and leadership in various environmental organizations Communications expertise Herron:1 Former CEO and Chief Nuclear Officer of Entergy Nuclear with extensive experience in the energy and nuclear industries Current director of Ontario Power Generation and former director of the Institute of Nuclear Power Operations. Hyler: Former executive in the banking industry Experience dealing with regulatory agencies as well as with the North Carolina Utilities Commission (NCUC) Expertise in risk management Familiar with the business environment in the Carolinas service territory Saladrigas: Experience in the regulatory arena as an executive in the healthcare field as well as international operations Audit Committee Financial Expert Familiar with the business environment in the Florida service territory and international service territory Rhodes: Former executive in the nuclear oversight industry with extensive knowledge of the nuclear field So key to NOC that NCUC allowed exception to Duke’s mandatory retirement age for him Former CEO of Virginia Electric & Power Company Experience dealing with regulatory agencies 1 Not targeted by CalPERS and NYC Pension Funds Regulatory Policy and Operations Committee (Cont.)

7 This matter has our full attention. The entire Board, including the Committee, is focused on getting this right. We have a responsibility to our shareholders, our customers, our employees and the communities in which we operate. Duke’s Board of Directors is Actively Engaged and is Overseeing Company Response The Board, including the Regulatory Policy and Operations Committee, is regularly updated and has met frequently to discuss the matter. Since the incident, the Board and the Committee have conducted 5 meetings and received 13 management updates. Prior to the Dan River incident, Duke’s Board and the Committee had a long-term plan for coal ash management well underway. Following the incident, and at the direction and under the guidance of Duke’s Board and the Committee, the Company has already taken a number of actions in the short-term. These include: Establishment of an internal strategic task force, which reports directly to the CEO, to undertake a comprehensive engineering review of every Duke ash basin. Engagement of independent, third-party engineering experts to complete an assessment of all of our ash basins. Development of a near-term plan in North Carolina for three of our retired plants and three of our active operating units.

Coal Ash Management Plan 8 We are committed to a fact-based and disciplined approach to addressing the long-term policy of ash basin management and ash basin closures.

9 Duke’s Board of Directors strongly endorses all of the Company’s director nominees and unanimously recommends that shareholders vote FOR ALL Duke director nominees. The incident was unforeseen. The Company quickly responded and is committed to doing the right thing. The Board has had the appropriate level of oversight and engagement related to the incident. Our Board, including the members of the Committee, has the requisite experience, knowledge, judgment and dedication to effectively oversee the development and execution of our comprehensive coal ash management plan. Summary

10 For additional information on Duke’s response, visit duke-energy.com/Dan-River Duke will continue to do the right thing here. We will implement plans that make sense for all of our stakeholders, and our commitment to safety and safe operations is unwavering.